UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  July 21, 2005

CARRIZO OIL & GAS, INC.
(Exact name of registrant as specified in its charter)

Texas	000-29187-87	76-0415919
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Louisiana Street Suite 1500 Houston, Texas	77002
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (713) 328-1000

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On July 21, 2005, Carrizo Oil & Gas, Inc., a Texas corporation (the “Company” or “we”), entered into a Second Lien Credit Agreement with Credit Suisse, as Administrative Agent and Collateral Agent (the “Agent”) and the lenders party thereto (the “Second Lien Credit Facility”) that matures on July 21, 2010. The Second Lien Credit Facility provides for a term loan facility in an aggregate principal amount of $150 million. It is secured by substantially all of our assets and is guaranteed by our subsidiary. The liens securing the Second Lien Credit Facility are second in priority to the liens securing our First Lien Credit Facility, as more fully described in the Intercreditor Agreement among us, the Agent, the agent under the First Lien Credit Facility (as defined below) and the lenders dated July 21, 2005.

A portion of the proceeds from the Second Lien Credit Facility were used (1) to repay and cancel all outstanding indebtedness under our senior subordinated notes and our senior secured subordinated notes; (2) to repay existing indebtedness under our First Lien Credit Facility; and (3) to pay associated transaction costs. The remaining proceeds are expected to be used to partially fund our ongoing capital expenditures program and for other general corporate purposes.

The interest rate on each Base Rate Loan will be (1) the greater of the Agent’s Prime Rate and the Federal Funds Effective Rate plus 0.5%, plus (2) a margin of 5.0%. The interest rate on each Eurodollar Loan will be the adjusted LIBO Rate plus a margin of 6.0%. Interest on Eurodollar Loans is payable on either the last day of each interest period or every three months, whichever is earlier. Interest on Base Rate Loans is payable quarterly.

We are subject to certain covenants under the terms of the Second Lien Credit Facility. These covenants include, but are not limited to, the maintenance of the following financial covenants: (1) a minimum current ratio of 1.0 to 1.0 including availability under the borrowing base under the First Lien Credit Facility; (2) a minimum quarterly interest coverage ratio of 2.75 to 1.0 through June 30, 2006 and 3.0 to 1.0 thereafter; (3) a minimum quarterly proved reserve coverage ratio of 1.5 to 1.0 through September 30, 2006 and 2.0 to 1.0 thereafter; and (4) a maximum total net recourse debt to EBITDA (as defined in the Second Lien Credit Facility) ratio of not more than 3.5 to 1.0 through June 30, 2006 and 3.25 to 1.0 thereafter. The Second Lien Credit Facility also places restrictions on additional indebtedness, dividends to shareholders, liens, investments, mergers, acquisitions, asset dispositions, repurchase or redemption of our common stock, speculative commodity transactions, transactions with affiliates and other matters.

The Second Lien Credit Facility is subject to customary events of default. Subject to certain exceptions. Subject to certain exceptions, if an event of default occurs and is continuing, the Agent may accelerate amounts due under the Second Lien Credit Facility (except for a bankruptcy event of default, in which case such amounts will automatically become due and payable). If an event of default occurs under the Second Lien Credit Facility as a result of an event of default under the First Lien Credit Facility, the Agent may not accelerate the amounts due under the Second Lien Credit Facility until the earlier of 45 days after the occurrence of the event resulting in the default and acceleration of the loans under the First Lien Credit Facility.

In connection with the Second Lien Credit Facility, we amended our first lien credit facility, which provides us with a revolving line of credit of up to $75.0 million and a term loan facility of up to $25.0 million (the “First Lien Credit Facility”), with Hibernia National Bank and Union Bank of California, N.A. Such amendment includes without limitation: (1) an adjustment to the maximum total net recourse debt to EBITDA (as defined in the First Lien Credit Facility, as amended) ratio, such that the maximum is 3.5 to 1.0 through September 30, 2006, 3.25 to 1.0 through December 31, 2006 and 3.0 to 1.0 thereafter; (2) an adjustment to the covenant regarding maintenance of a minimum shareholders’ equity, such that the quarterly minimum is $115 million; (3) an adjustment to the covenant regarding maintenance of a minimum EBITDA to interest expense ratio, such that the minimum is 2.75 to 1.0 through September 30, 2006 and 3.0 to 1.0 thereafter; and (4) the addition of other provisions and a consent which permits the indebtedness incurred and the liens granted under the Second Lien Credit Facility.

The foregoing descriptions of the Second Lien Credit Facility and the amendment to the First Lien Credit Facility are not complete and are qualified by reference to the complete documents which are attached hereto as exhibits and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation.

On July 21, 2005, we entered into the Second Lien Credit Facility and consummated related transactions, as described under Item 1.01 above. The discussion under Item 1.01 of this Current Report is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

In April 2005, we acquired assets in the Barnett Shale for approximately $4.1 million. This acquisition consisted of approximately 600 net acres and working interests in 14 existing gross wells (7.3 net) with an estimated 5.4 Bcfe of proved reserves, based upon our internal estimates. All of the interests in the wells acquired related to wells in which we already had an interest. The consideration paid for this acquisition was approximately $2.3 million in cash and 112,697 shares of our common stock.

On or about April 30, 2005, two of our top producing wells, the Delta Farms #1 and the Beach House #1, were shut in for workovers. The workover on the Beach House #1 has been completed, and it was put online on July 1, 2005. The Beach House #1 currently averages approximately 0.5 MMcfe/d net, compared to 2.0 MMcfe/d net prior to the workover. The workover on the Delta Farms #1 also has been completed, and it was put online on July 14, 2005. The Delta Farms #1 currently averages approximately 0.7 MMcfe/d net, compared to 2.0 MMcfe/d net prior to the workover. While there can be no assurance at this time and we cannot predict whether the wells will achieve production at the pre-shut in levels, it is likely that the production levels of these wells will continue to improve in the near term. We estimate that the impact from these workovers on our second quarter average daily production was a reduction of approximately 2.0 MMcfe/d.

As a result of natural declines and delays in tying new wells on line (including an estimated 7.0 MMcfe/d of production from wells awaiting completion and/or pipeline hookup),

as well as the shut-in wells described above, we estimate that our second quarter production was in the range of 23 to 24 MMcfe/d as compared to our first quarter 2005 production and our second quarter 2004 production of 26.2 and 21.6 MMcfe/d, respectively.

We recently completed a scheduled May 2005 borrowing base redetermination under our First Lien Credit Facility. Our prior borrowing base of $33 million was increased to $39 million, effective June 30, 2005 through July 20, 2005. This borrowing base included the impact of the workovers completed on the Delta Farms #1 and Beach House #1 wells. In connection with the amendment of our First Lien Credit Facility described under Item 1.01 above, our borrowing base was reduced to $10 million, effective July 21, 2005.

Through our wholly owned subsidiary, CCBM, Inc. (“CCBM”), we have a minority ownership interest in Pinnacle Gas Resources, Inc. (“Pinnacle”), which explores for coalbed methane reserves in Montana and Wyoming. In March 2005, Pinnacle entered into a purchase and sale agreement to acquire additional undeveloped acreage, which would also significantly increase its development program budget in 2005. CCBM and the other Pinnacle shareholders were given the option to participate in the equity contribution into Pinnacle needed to finance this acquisition and its development program in 2005. Should we maintain our proportionate ownership interest in Pinnacle on a fully diluted basis, we estimate that we would be required to contribute approximately $3.2 million in the near term and, if requested by Pinnacle’s Board of Directors, up to an additional $3.2 million by December 31, 2006. If CCBM does not contribute any or all of its share of the equity contribution, its fully diluted ownership in Pinnacle would be reduced. In May 2005, CCBM initially subscribed, subject to certain conditions, to purchase additional Pinnacle capital stock valued at $3.0 million, its approximate share of the first installment of the equity capital needed to fund the acquisition and part of the additional development program. However, subject to approval from our board of directors and from Pinnacle, we expect that CCBM will now elect not to participate in the equity contribution in Pinnacle. There can be no assurance regarding CCBM’s level of participation in future equity contributions to Pinnacle, if any.

Certain statements in this report, including but not limited to statements regarding our second quarter production, the impact of workovers on production, the equity contribution in Pinnacle, our capital expenditures program and the use of proceeds from the Second Lien Credit Facility and other statements that are not historical facts, are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward looking statements include our results of operations, general market conditions, the effect and success of workovers, actions by Pinnacle and other risks described in our Form 10-K for the year ended December 31, 2004 and our other filings with the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
10.1	Second Lien Agreement dated as of July 21, 2005 among Carrizo Oil & Gas, Inc., CCBM, Inc., the Lenders named therein and Credit Suisse, as collateral agent and administrative agent.

10.2	Stock Pledge and Security Agreement dated as of July 21, 2005 by Carrizo Oil & Gas, Inc. in favor of Credit Suisse, as collateral agent.

10.3	Commercial Guaranty dated as of July 21, 2005 by CCBM, Inc. in favor of Credit Suisse.

10.4
Third Amendment dated as of July 21, 2005 to the Second Amended and Restated Credit Agreement among Carrizo Oil & Gas, Inc., CCBM, Inc. and Hibernia National Bank and Union Bank of California, N.A., as agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIZO OIL & GAS, INC.

By:  /s/ Paul F. Boling
Name: Paul F. Boling
Title: Vice President and Chief Financial Officer

Date:  July 22, 2005

INDEX OF EXHIBITS

Number	Description
10.1	Second Lien Agreement dated as of July 21, 2005 among Carrizo Oil & Gas, Inc., CCBM, Inc., the Lenders named therein and Credit Suisse, as collateral agent and administrative agent.

10.2	Stock Pledge and Security Agreement dated as of July 21, 2005 by Carrizo Oil & Gas, Inc. in favor of Credit Suisse, as collateral agent.

10.3	Commercial Guaranty dated as of July 21, 2005 by CCBM, Inc. in favor of Credit Suisse.

10.4
Third Amendment dated as of July 21, 2005 to the Second Amended and Restated Credit Agreement among Carrizo Oil & Gas, Inc., CCBM, Inc. and Hibernia National Bank and Union Bank of California, N.A., as agents.